Exhibit (4)

FORM OF AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (“Agreement”) is adopted as of this day of [ ], 2024 by and among: (i) Metropolitan West Funds and TCW Funds, Inc. (each a “Target Entity”), on behalf of its series listed under the heading “Target Funds” on Schedule A attached hereto (each, a “Target Fund”); and (ii) TCW ETF Trust (the “Acquiring Entity”), on behalf of its series listed under the heading “Acquiring Funds” on Schedule A (each, an “Acquiring Fund”). TCW Investment Management Company LLC (“TCW”) joins this Agreement solely for purposes of Section 9.2.

WHEREAS, the parties hereto intend for each Acquiring Fund and the corresponding Target Fund, as shown on Schedule A, to enter into a transaction pursuant to which: (i) each Acquiring Fund will acquire the Assets (as such term is defined in Section 1.1(b)) of the corresponding Target Fund in exchange for shares of the applicable Acquiring Fund of equal value to the net assets of the corresponding Target Fund being acquired and the assumption of the Liabilities (as such term is defined in Section 1.1(c)), and (ii) each Target Fund will distribute such shares of the corresponding Acquiring Fund to shareholders of the Target Fund, in connection with the complete liquidation of each Target Fund, all upon the terms and conditions hereinafter set forth in this Agreement (each such transaction, a “Reorganization”). Following its liquidation, each Target Fund will be dissolved. Each Acquiring Fund is, and will be immediately prior to Closing (as defined in Section 3.1), a shell series, without assets (other than de minimis seed capital, which shall be paid out in redemption of the Initial Shares (as defined in Section 4.2(q)) prior to the Reorganization, pursuant to Section 4.2(q)) or liabilities, created for the purpose of acquiring the Assets and assuming the Liabilities of the corresponding Target Fund;

WHEREAS, each of the Target Entity and the Acquiring Entity is an open-end, registered investment company of the management type; and

WHEREAS, this Agreement is intended to be and is adopted as a plan of reorganization and liquidation with respect to each Reorganization within the meaning of Section 368(a)(1) of the United States Internal Revenue Code of 1986, as amended (“Code”) and as a plan of recapitalization.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

1.	DESCRIPTION OF THE REORGANIZATIONS

1.1. Provided that all conditions precedent to each Reorganization set forth herein have been satisfied or, to the extent legally permissible, waived as of the Closing Time (as defined in Section 3.1), and based on the representations and warranties each party provides to the others, the Target Entity and the Acquiring Entity agree to take the following steps with respect to each Reorganization:

(a) Each Target Fund shall transfer all of its Assets, as defined and set forth in Section 1.1(b), to the corresponding Acquiring Fund, and each Acquiring Fund in exchange therefor shall assume the Liabilities, as defined and set forth in Section 1.1(c), and deliver to the corresponding Target Fund for distribution to the shareholders of the applicable Target Fund the number of Acquiring Fund shares, all as determined in the manner set forth in Section 2.

(b) The assets of each Target Fund to be transferred to the corresponding Acquiring Fund shall consist of all property, goodwill, and assets of every description and all interests, rights, privileges and powers of such Target Fund as of the Closing Time (collectively, the “Assets”). The Assets of each Target Fund shall be delivered to the corresponding Acquiring Fund free and clear of all liens, encumbrances, hypothecations and claims whatsoever (except for liens or encumbrances that do not materially detract from the value or use of the applicable Target Fund’s Assets), and there shall be no restrictions on the full transfer thereof (except for those imposed by the federal or state securities laws).

(c) Each Acquiring Fund shall assume and pay when due all obligations and liabilities of the corresponding Target Fund, existing on or after the Closing Date, whether absolute, accrued, contingent or otherwise (except that certain expenses of the Reorganization contemplated hereby to be paid by the persons as provided in Section 9.2 hereof shall not be assumed or paid by either Acquiring Fund) (collectively, the “Liabilities”), and such Liabilities shall become the obligations and liabilities of the applicable Acquiring Fund. Each Target Fund will use its reasonable best efforts to discharge all known Liabilities prior to or at the Valuation Date (as defined in Section 2.1(a)) to the extent permissible and consistent with its own investment objectives and policies. The Assets minus the Liabilities of a Target Fund shall be referred to herein as such Target Fund’s “Net Assets.”

(d) As soon as is reasonably practicable after the Closing, each Target Fund will distribute to its shareholders of record (“Target Fund Shareholders”) the shares of the corresponding Acquiring Fund received by the Target Fund pursuant to Section 1.1(a), on a pro rata basis, and without further notice the outstanding shares of each Target Fund will be redeemed and cancelled as permitted by its Governing Documents (as defined in Section 4.1(a)) and applicable law, and each Target Fund will as promptly as practicable completely liquidate and dissolve as permitted by its Governing Documents and applicable law. Such distribution to Target Fund Shareholders and liquidation of each Target Fund will be accomplished by the transfer of the corresponding Acquiring Fund’s shares then credited to the account of the applicable Target Fund on the books of the corresponding Acquiring Fund to open accounts on the share records of such Acquiring Fund in the names of Target Fund Shareholders. The aggregate net asset value of each Acquiring Fund’s shares to be so credited to the corresponding Target Fund Shareholders shall be equal to the aggregate net asset value of such Target Fund’s shares owned by Target Fund Shareholders on the Valuation Date (following the redemption of any fractional shares pursuant to Section 5.1(o)). For Target Fund Shareholders that hold Target Fund shares through accounts that are not permitted to hold a corresponding Acquiring Fund’s shares, such Acquiring Fund shares may be held by a transfer agent of the applicable Acquiring Fund as agent for, and for the account and benefit of, such Target Fund Shareholders pending delivery of information with respect to accounts that are permitted to hold such Acquiring Fund shares or, if any Target Fund Shareholder does not deliver information with respect to an account that is permitted to hold such Acquiring Fund shares within one year of the Closing Date, such Acquiring Fund shares will be liquidated and the cash proceeds will be distributed to such Target Fund Shareholder. Neither Acquiring Fund shall issue certificates representing shares in connection with such exchange.

(e) Any transfer taxes payable upon issuance of an Acquiring Fund’s shares in a name other than the registered holder of the corresponding Target Fund’s shares on the books and records of the corresponding Target Fund as of that time shall, as a condition of such issuance and transfer, be paid by the person to whom such Acquiring Fund’s shares are to be issued and transferred.

(f) Ownership of an Acquiring Fund’s shares will be shown on its books, as such are maintained by such Acquiring Fund’s transfer agent.

(g) Immediately after the Closing Time, the share transfer books relating to each Target Fund shall be closed and no transfer of shares shall thereafter be made on such books.

2.	VALUATION

2.1. With respect to each Reorganization:

(a) The value of each Target Fund’s Assets shall be the value of such Assets computed as of immediately after the close of regular trading on the New York Stock Exchange (“NYSE”) less the value of any cash or other assets used to redeem fractional shares pursuant to Section 5.1(o), which shall reflect the declaration of any dividends, on the business day preceding the Closing Date (the “Valuation Date”), using the valuation procedures set forth in the then-current prospectus for each Target Fund and the valuation procedures established by the Target Entity’s board of directors/trustees. On the Valuation Date, each Target Fund shall record the value of the Assets, as valued pursuant to this Section 2.1(a), on a valuation report (the “Valuation Report”) and deliver a copy of its Valuation Report to the corresponding Acquiring Fund by 7:00 p.m. (Eastern time) on the Valuation Date, or as soon as practicable thereafter.

(b) The net asset value per share of each Acquiring Fund’s shares issued to the corresponding Target Fund in connection with the Reorganization shall be the net asset value per share of the Target Fund as of the close of business on the Valuation Date (following the redemption of fractional shares pursuant to Section 5.1(o)).

(c) The number of each Acquiring Fund’s shares issued in exchange for the corresponding Target Fund’s Net Assets shall equal the number of shares of the applicable Target Fund outstanding as of the Valuation Date (following the redemption of fractional shares pursuant to Section 5.1(o)). Each Acquiring Fund’s shares delivered to the corresponding Target Fund shareholder will be delivered at net asset value without the imposition of a sales load, commission, transaction fee or other similar fee.

(d) All computations of value shall be made by each Target Fund or its designated recordkeeping agent using the valuation procedures described in this Section 2 and shall be subject to review by the corresponding Acquiring Fund and/or its recordkeeping agent, and, if requested by either the Target Entity or the Acquiring Entity, by the independent registered public accountant of the requesting party.

3.	CLOSING AND CLOSING DATE

3.1. Each Reorganization shall close on [ ], 2024, or such other date as the authorized officers of the parties may agree (the “Closing Date”). All acts taking place at the closing of each Reorganization (“Closing”) shall, subject to the satisfaction or waiver of the conditions in this Agreement, be deemed to take place simultaneously as of the later of 7:01 p.m. Eastern time or the finalization of each Target Fund’s net asset value on the Closing Date of the Reorganization, unless otherwise agreed to by the parties (the “Closing Time”). The Closing of each Reorganization shall be held in person, by facsimile, email or such other communication means as the parties may reasonably agree. In respect of each Reorganization, each Target Fund shall notify the corresponding Acquiring Fund of any portfolio security held by the Target Fund in other than book-entry form at least five (5) business days prior to the Closing Date.

3.2. With respect to each Reorganization:

(a) Each Target Fund’s portfolio securities, investments or other assets that are represented by a certificate or other written instrument shall be transferred and delivered by the applicable Target Fund as of the Closing Time to the corresponding Acquiring Fund’s custodian for the account of such Acquiring Fund duly endorsed in proper form for transfer and in such condition as to constitute good delivery thereof. The Target Entity shall direct each Target Fund’s custodian (the “Target Custodian”) to deliver to the corresponding Acquiring Fund’s custodian as of the Closing Date by book entry, in accordance with the customary practices of Target Custodian and any securities depository (as defined in Rule 17f-4 under the Investment Company Act of 1940, as amended (the “1940 Act”)), in which the Assets are deposited, each Target Fund’s portfolio securities and instruments so held. Each Target Fund’s portfolio securities represented by a certificate or other written instrument shall be presented by the Target Custodian to the corresponding Acquiring Fund’s custodian. The cash to be transferred by each Target Fund shall be delivered to the corresponding Acquiring Fund’s custodian by wire transfer of federal funds or other appropriate means on the Closing Date. If a Target Fund is unable to make such delivery on the Closing Date in the manner contemplated by this Section for the reason that any of such securities or other investments purchased prior to the Closing Date have not yet been delivered to such Target Fund or its broker, then the corresponding Acquiring Fund may, in its sole discretion, waive the delivery requirements of this Section with respect to said undelivered securities or other investments if the applicable Target Fund has, by or on the Closing Date, delivered to the applicable Acquiring Fund or its custodian executed copies of an agreement of assignment and escrow and due bills executed on behalf of said broker or brokers, together with such other documents as may be required by such Acquiring Fund or its custodian, such as brokers’ confirmation slips.

(b) At such time prior to the Closing Date as the parties mutually agree, each Target Fund shall provide instructions and related information to the corresponding Acquiring Fund or its transfer agent with respect to Target Fund Shareholders, including names, addresses, dividend reinvestment elections, if any, and tax withholding status of such Target Fund Shareholders as of the date agreed upon (such information to be updated as of the Closing Date, as necessary). Each Acquiring Fund and its transfer agent shall have no obligation to inquire as to the validity, propriety or correctness of any such instruction, information or documentation, but shall, in each case, assume that such instruction, information or documentation is valid, proper, correct and complete.

(c) At the Closing, each party shall deliver to the other such bills of sale, checks, assignments, certificates, if any, receipts or other documents as such other party or its counsel may reasonably request.

(d) In the event that on the Valuation Date or the Closing Date of a Reorganization: (i) the NYSE or another primary trading market for portfolio securities of a Target Fund (each, an “Exchange”) shall be closed to trading or trading thereupon shall be restricted, or (ii) trading or the reporting of trading on such Exchange or elsewhere shall be disrupted so that, in the judgment of the board of trustees or directors, as applicable, of the Acquiring Entity or the Target Entity or the authorized officers of such entities, accurate appraisal of the value of the net assets of a Target Fund is impracticable, the Valuation Date and the Closing Date shall be postponed until the first business day after the day when trading shall have been fully resumed and reporting shall have been restored or such later dates as may be mutually agreed in writing by an authorized officer of each party.

4.	REPRESENTATIONS AND WARRANTIES

4.1. The Target Entity, on behalf of itself or, where applicable for the Target Funds, represents and warrants to the Acquiring Entity and the corresponding Acquiring Fund as follows:

(a) The Target Entity is a [corporation / trust] duly formed, validly existing and in good standing under the laws of the State of [Maryland / Delaware], with power under the Target Entity’s [articles of incorporation / agreement and declaration of trust] and bylaws, each as amended and supplemented (together, “Governing Documents”), to own all of its assets, to carry on its business as it is now being conducted and to enter into this Agreement and perform its obligations hereunder. The Target Fund is a duly established and designated separate series of the Target Entity;

(b) The Target Entity is a registered investment company classified as a management company of the open-end type, and its registration with the U.S. Securities and Exchange Commission (the “Commission”) as an investment company under the 1940 Act, and the registration of the shares of each Target Fund under the Securities Act of 1933, as amended (“1933 Act”), is in full force and effect, and will be in full force and effect on the Closing Date, and no action or proceeding to revoke or suspend such registrations is pending, or to the knowledge of either Target Fund, threatened. All issued and outstanding shares of each Target Fund have been offered for sale in conformity in all material respects with applicable federal and state securities laws;

(c) No consent, approval, authorization, or order of any court or governmental authority or the Financial Industry Regulatory Authority (“FINRA”) is required for the consummation by the Target Entity, on behalf of the Target Funds, of the transactions contemplated herein, except such as have been obtained or will be obtained at or prior to the Closing Date under the 1933 Act, the Securities Exchange Act of 1934, as amended (“1934 Act”), the 1940 Act, and state securities or blue sky laws (which term as used herein shall include the laws of the District of Columbia and of Puerto Rico), each of which, as required, shall have been obtained on or prior to the Closing Date. No consent of or notice to any other third party or entity is required for the consummation by either Target Fund of the transaction contemplated by this Agreement;

(d) The current prospectus and statement of additional information and current shareholder reports of each Target Fund prior to the date of this Agreement conform or conformed at the time of their use in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and do not or did not at the time of their use include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading;

(e) Each Target Fund is in compliance in all material respects with, and during the three (3) years prior to the date of this Agreement was in compliance in all material respects with, the requirements of, and the rules and regulations under, the 1933 Act, the 1934 Act and the 1940 Act, state securities laws and all other applicable federal and state laws or regulations. Each Target Fund is in compliance in all material respects with, and during the three (3) years prior to the date of this Agreement was in compliance in all material respects with, its investment objectives, policies, guidelines and restrictions and compliance procedures, and the value of the Net Assets of each Target Fund is, and during such period was, determined using portfolio valuation methods that, in the reasonable judgment of each Target Fund, comply in all material respects with the requirements of the 1940 Act and the rules and regulations of the Commission thereunder and the pricing and valuation policies of each Target Fund and there have been no material miscalculations of the net asset value of either Target Fund or the net asset value per share of either Target Fund during the twelve (12) month period preceding the date hereof that have not been remedied or will not be remedied prior to the Closing Date in accordance with the applicable Target Fund’s policies and procedures that, individually or in the aggregate, would have a material adverse effect on such Target Fund or its Assets, and all such calculations have been made in accordance with the applicable provisions of the 1940 Act. All advertising and sales material used by each Target Fund during the twelve (12) months prior to the date of this Agreement complied in all material respects, at the time such material was used, with applicable law and the rules and regulations of the FINRA;

(f) Except as otherwise disclosed to and accepted, in writing, by or on behalf of the corresponding Acquiring Fund, each Target Fund will as of the Closing Time have good and marketable title to the Assets and full right, power, and authority to sell, assign, transfer and deliver such Assets free of adverse claims, including any liens or other encumbrances, and upon delivery and payment for such Assets, the applicable Acquiring Fund will acquire good and marketable title thereto, free of adverse claims and subject to no restrictions on the full transfer thereof, including, without limitation, such restrictions as might arise under the 1933 Act;

(g) Except as otherwise disclosed to and accepted, in writing, by or on behalf of the corresponding Acquiring Fund, each Target Fund is not engaged currently, and the execution, delivery and performance of this Agreement will not result, in (i) a material violation of the Target Entity’s Governing Documents or of any agreement, indenture, instrument, contract, lease or other undertaking to which a Target Fund or the Target Entity is a party or by which it is bound, or (ii) the acceleration of any obligation, or the imposition of any lien, encumbrance, penalty or additional fee under any agreement, indenture, instrument, contract, lease, judgment or decree to which a Target Fund or the Target Entity is a party or by which it is bound;

(h) Except as otherwise disclosed to and accepted, in writing, by or on behalf of the corresponding Acquiring Fund, all material contracts or other commitments of each Target Fund (other than this Agreement and certain investment contracts, including swap agreements, options, futures and forward contracts) will terminate or be terminated with respect to the Target Fund without liability to the Target Fund or may otherwise be assigned to the corresponding Acquiring Fund without the payment of any fee (penalty or otherwise) or acceleration of any obligations of a Target Fund on or prior to the Closing Date;

(i) Except as otherwise disclosed to and accepted, in writing, by or on behalf of the corresponding Acquiring Fund, no litigation or administrative proceeding or investigation of or before any court, tribunal, arbitrator, governmental body, regulatory agency or FINRA is presently pending or, to either Target Fund’s knowledge, threatened against a Target Fund that, if adversely determined, would materially and adversely affect a Target Fund’s financial condition or the conduct of its business or a Target Fund’s ability to consummate the transaction contemplated by this Agreement. Neither Target Fund nor the Target Entity, without any special investigation or inquiry, know of any facts that might form the basis for the institution of such proceedings and neither the Target Entity nor the Target Fund is a party to or subject to the provisions of any order, decree or judgment of any court, governmental body, regulatory agency or FINRA that materially and adversely affects its business or its ability to consummate the transaction herein contemplated. The Target Funds are not in violation of, and have not violated within the past three years, nor, to the knowledge of the Target Entity, are the Target Funds under investigation with respect to or have the Target Funds been threatened to be charged with or given notice of any violation of, any applicable law or regulation. Neither of the Target Funds

(i) have outstanding any option to purchase or other right to acquire shares of such Target Fund issued or granted by or on behalf of the Target Fund to any person; (ii) have entered into any contract or agreement or amendment of any contract or agreement or terminated any contract or agreement, in each case material to the operation of such Target Fund, except as otherwise contemplated by this Agreement or as disclosed to the corresponding Acquiring Fund; (iii) have incurred any indebtedness, other than in the ordinary course of business consistent with the investment objective and policies of such Target Fund; (iv) have entered into any amendment of its Governing Documents that has not been disclosed to the corresponding Acquiring Fund; (v) have outstanding any grant or imposition of any lien, claim, charge or encumbrance (other than encumbrances arising in the ordinary course of business) upon any asset of such Target Fund other than any liens for taxes not yet due and payable; and (vi) have entered into any agreement or made any commitment to do any of the foregoing except as disclosed to the corresponding Acquiring Fund;

(j) The financial statements of each Target Fund for the most recently completed fiscal year have been audited by the independent registered public accounting firm identified in each Target Fund’s prospectus or statement of additional information included in each Target Fund’s registration statement on Form N-1A. Such statements, as well as the unaudited, semi-annual financial statements for the semi-annual period next succeeding each Target Fund’s most recently completed fiscal year, if any, were prepared in accordance with GAAP consistently applied, and such statements (copies of which have been furnished or made available to the applicable Acquiring Fund) present fairly, in all material respects, the financial condition of each Target Fund as of such date in accordance with GAAP, and there are no known contingent liabilities of either Target Fund required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP as of such date not disclosed therein. No significant deficiency, material weakness, fraud, significant change or other factor that could significantly affect the internal controls of a Target Fund has been disclosed or is required to be disclosed in a Target Fund’s reports on Form N-CSR and, to the knowledge of the Target Funds, no such disclosure will be required as of the Closing Date;

(k) Since the last day of each Target Fund’s most recently completed fiscal year, there has not been any material adverse change in either Target Fund’s financial condition, assets, liabilities or business, other than changes occurring in the ordinary course of business, except as otherwise disclosed to and accepted by the applicable Acquiring Fund in writing. For the purposes of this subparagraph, a decline in net asset value due to declines in market values of securities held by a Target Fund, the redemption of a Target Fund’s shares by shareholders of the applicable Target Fund or the discharge of a Target Fund’s ordinary course liabilities shall not constitute a material adverse change;

(l) On the Closing Date, all material Tax Returns (as defined below) of each Target Fund required by law to have been filed by such date (including any extensions) shall have been filed and are or will be true, correct and complete in all material respects, and all Taxes (as defined below) shown as due or claimed to be due by any government entity shall have been paid or provision shall have been made for the payment thereof. No such Tax Return is currently under audit by any federal, state, local or foreign Tax authority; no assessment has been asserted with respect to such Tax Returns; there are no levies, liens or other encumbrances on either Target Fund or its assets resulting from the non-payment of any Taxes; no waivers of the time to assess any such Taxes are outstanding nor are any written requests for such waivers pending; and adequate provision has been made in each Target Fund’s financial statements for all Taxes in respect of all periods ended on or before the date of such financial statements. Each Target Fund is in compliance in all material respects with applicable regulations of the Internal Revenue Service (the “Service”) pertaining to the reporting of distributions on and redemptions of its shares of beneficial interest and to withholding in respect of distributions to shareholders, and is not liable for any material penalties that could be imposed thereunder. As used in this Agreement, “Tax” or “Taxes” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, excise tax and withholding on amounts paid to or by any person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax. “Tax Return” means reports, returns, information returns, dividend reporting forms, elections, agreements, declarations, or other documents or reports of any nature or kind (including any attached schedules, supplements and additional or supporting material) filed or required to be filed or furnished or required to be furnished with respect to Taxes, including any claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto);

(m) Each Target Fund: (i) is not (and will not be as of the Closing Date) classified as a partnership, and instead is (and will be as of the Closing Date) classified as an association that is subject to tax as a corporation for federal tax purposes and either has elected the latter classification by filing Form 8832 with the Service or is a “publicly traded partnership” (as defined in Section 7704(b) of the Code) that is treated as a corporation for federal tax purposes, (ii) has qualified, elected, been eligible for treatment and has been treated, as a regulated investment company within the meaning of Section 851 of the Code in respect of each taxable year since its inception, and subject to the accuracy of the representations set forth in Section 4.2(i) will continue to qualify and be treated as a regulated investment company under Sections 851 and 852 of the Code for its current taxable year, and (iii) is a “fund,” as defined in Section 851(g)(2) of the Code, that is treated as a separate corporation under Section 851(g)(1) of the Code. Neither Target Fund has at any time since its inception had any material tax liability under Sections 852 or 4982 of the Code that has not been timely paid. Neither Target Fund has any earnings or profits accumulated with respect to any taxable year in which the provisions of Subchapter M of the Code (or the corresponding provisions of prior law) did not apply to the Target Fund. Neither Target Fund owns any “converted property” (as that term is defined in Treasury Regulation Section 1.337(d)-7(a)(2)) that is subject to the rules of Section 1374 of the Code as a consequence of the application of Section 337(d)(1) of the Code and the Treasury Regulations promulgated thereunder;

(n) Neither Target Fund has changed its taxable year end within the most recent 48-month period ending on the last day of the month immediately preceding the Closing Date of the Reorganization, and neither Target Fund intends to change its taxable year end prior to that Closing Date;

(o) Neither Target Fund has been notified in writing that any examinations of the Tax Returns of the Target Fund are currently in progress or threatened and no such examinations are currently in progress or threatened, and no deficiencies have been asserted or assessed against the Target Fund as a result of any audit by the Service or any state, local or foreign taxing authority and no such deficiency has been proposed or threatened, and there are no levies, liens or other encumbrances related to Taxes existing or known to the Target Fund to be threatened or pending with respect to the Assets of the Target Fund;

(p) Neither Target Fund has any actual liability for any Tax obligation of any taxpayer other than itself. Neither Target Fund is currently, nor has either Target Fund been, a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary tax returns. Neither Target Fund is a party to any Tax allocation, sharing, or indemnification agreement (other than agreements the principal purpose of which do not relate to Taxes);

(q) Each Target Fund or the Target Entity will deliver to the corresponding Acquiring Fund copies of all relevant tax books and records and will otherwise reasonably cooperate with such Acquiring Fund in connection with: (i) the preparation and filing of tax returns for each Target Fund and/or Acquiring Fund for tax periods ending on or before October 31, 2024; and (ii) the declaration and payment of any dividend or dividends, including pursuant to Section 855 of the Code, for purposes of making distributions of the Target Funds’ or Acquiring Funds’, as applicable, (x) investment company taxable income (if any), net tax-exempt income (if any), and net capital gains (if any) in respect of a taxable year of a Target Fund or Acquiring Fund ending on or before October 31, 2024 of an amount or amounts sufficient for the Target Fund or Acquiring Fund, as applicable, to qualify for treatment as a regulated investment company under Subchapter M of the Code and to otherwise avoid the incurrence of any fund-level federal income taxes for any such taxable year and (y) ordinary income and capital gain net income in an amount or amounts sufficient to avoid the incurrence of any fund-level federal excise taxes under Section 4982 of the Code for any calendar year ending on or before December 31, 2024, in each case without any additional consideration therefor; it being understood that such books and records shall remain the property of and may be retained by the Target Entity following the provision of such copies thereof to the corresponding Acquiring Fund.

(r) All issued and outstanding shares of each Target Fund are, and on the Closing Date will be, duly and validly issued and outstanding, fully paid and non-assessable by the Target Entity, and are not, and on the Closing Date will not be, subject to preemptive or objecting shareholder rights. In every state where offered or sold, such offers and sales have been in compliance in all material respects with applicable registration and/or notice requirements of the 1933 Act and state and District of Columbia and of Puerto Rico securities laws. All of the issued and outstanding shares of each Target Fund will, at the time of Closing, be held by the persons and in the amounts set forth in the records of the transfer agent for such Target Fund (the “Target Transfer Agent”), on behalf of such Target Fund. Neither Target Fund has any outstanding options, warrants or other rights to subscribe for or purchase any of the shares of such Target Fund, nor is there outstanding any security convertible into any of either Target Fund’s shares;

(s) The Target Entity, on behalf of each Target Fund, has all requisite power and authority to enter into this Agreement and to consummate the transaction contemplated herein. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action, if any, on the part of the directors/trustees of the Target Entity and, subject to the due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement will constitute a valid and binding obligation of each Target Fund, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles;

(t) The information relating to each Target Fund furnished by such Target Fund for use in no-action letters, applications for orders, registration statements, proxy materials and other documents filed or to be filed with any federal, state or local regulatory or self-regulatory authority that are necessary in connection with the transaction contemplated hereby is and will be accurate and complete in all material respects and will comply in all material respects with federal securities laws and regulations thereunder and other applicable laws and regulations applicable thereto;

(u) As of the date of this Agreement or within a certain time thereafter as mutually agreed by the parties, each Target Fund has provided the corresponding Acquiring Fund with all information relating to such Target Fund reasonably necessary for the preparation of the N-14 Registration Statement (as defined in Section 5.1(b) hereof), in compliance with the 1933 Act, the 1934 Act and the 1940 Act. As of the effective date of the N-14 Registration Statement and the Closing Date, such information provided by each Target Fund will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading; provided, however, that the representations and warranties in this subparagraph shall not apply to statements in or omissions from the N-14 Registration Statement made in reasonable reliance upon and in conformity with information that was furnished by the applicable Acquiring Fund for use therein;

(v) The books and records of each Target Fund are true and correct in all material respects and contain no material omissions with respect to information required to be maintained under the laws, rules and regulations applicable to such Target Fund;

(w) The Target Entity has adopted and implemented written policies and procedures in accordance with Rule 38a-1 under the 1940 Act relating to each Target Fund;

(x) The Target Entity has adopted and implemented written policies and procedures related to insider trading and a code of ethics that complies with all applicable provisions of Section 17(j) of the 1940 Act and Rule 17j-1 thereunder;

(y) The Target Entity and each Target Fund have maintained any material license, permit, franchise, authorization, certification and approval required by any governmental entity in the conduct of such Target Fund’s business (the “Licenses and Permits”). Each License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the knowledge of the Target Entity, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid;

(z) Neither the Target Entity nor any Target Fund is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code, although each may have claims against certain debtors in such a Title 11 or similar case; and

(aa) Neither Target Fund has any unamortized or unpaid organizational fees or expenses.

4.2. The Acquiring Entity, on behalf of itself or, where applicable, for each Acquiring Fund, represents and warrants to the Target Entity and each Target Fund as follows:

(a) The Acquiring Entity is a statutory trust duly formed, validly existing, and in good standing under the laws of the State of Delaware, with power under its Governing Documents (which, for purposes of the Acquiring Entity only, shall mean the Acquiring Entity’s agreement and declaration of trust and by-laws, each as amended) to own all of its properties and assets and to carry on its business as it is now being, and as it is contemplated to be, conducted and to enter into this Agreement and perform its obligations hereunder. Each Acquiring Fund is a duly established and designated separate series of the Acquiring Entity;

(b) The Acquiring Entity is a registered investment company classified as a management company of the open-end type, and its registration with the Commission as an investment company under the 1940 Act and the registration of shares of each Acquiring Fund under the 1933 Act are in full force and effect, or will be in full force and effect on the Closing Date, and no action or proceeding to revoke or suspend such registrations is pending, or to the knowledge of either Acquiring Fund, threatened;

(c) No consent, approval, authorization, or order of any court, governmental authority or FINRA is required for the consummation by either Acquiring Fund and the Acquiring Entity of the transaction contemplated herein, except such as have been or will be (at or prior to the Closing Date) obtained under the 1933 Act, the 1934 Act, the 1940 Act and state securities or blue sky laws (which term as used herein shall include the laws of the District of Columbia and of Puerto Rico), each of which, as required, shall have been obtained on or prior to the Closing Date. No consent of or notice to any other third party or entity is required for the consummation by either Acquiring Fund of the transaction contemplated by this Agreement;

(d) The prospectus and statement of additional information of each Acquiring Fund to be used in connection with the Reorganization, and the prospectus and statement of additional information of each Acquiring Fund that will be in effect on the Closing Date and that is included in the Acquiring Entity’s registration statement on Form N-1A, will conform at the time of their use in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading;

(e) Neither Acquiring Fund is engaged currently, and the execution, delivery and performance of this Agreement will not result, in (i) a material violation of the Acquiring Entity’s Governing Documents or of any agreement, indenture, instrument, contract, lease or other undertaking to which either Acquiring Fund or the Acquiring Entity is a party or by which it is bound, or (ii) the acceleration of any obligation, or the imposition of any lien, encumbrance, penalty, or additional fee under any agreement, indenture, instrument, contract, lease, judgment or decree to which either Acquiring Fund or the Acquiring Entity is a party or by which it is bound;

(f) Except as otherwise disclosed to and accepted, in writing, by or on behalf of the corresponding Target Fund, no litigation or administrative proceeding or investigation of or before any court, tribunal, arbitrator, governmental body, regulatory agency or FINRA is presently pending or, to either Acquiring Fund’s knowledge, threatened against such Acquiring Fund that, if adversely determined, would materially and adversely affect the Acquiring Fund’s financial condition or the conduct of its business or the Acquiring Fund’s ability to consummate the transaction contemplated by this Agreement. Each Acquiring Fund and the Acquiring Entity, without any special investigation or inquiry, know of no facts that might form the basis for the institution of such proceedings and neither the Acquiring Entity nor either Acquiring Fund is a party to or subject to the provisions of any order, decree or judgment of any court, governmental body, regulatory agency or FINRA that materially and adversely affects its business or its ability to consummate the transaction herein contemplated;

(g) Neither Acquiring Fund has commenced operations as of the date of this Agreement. Each Acquiring Fund is, and will be at the time of Closing, a new series portfolio of the Acquiring Entity created within the last twelve (12) months, without assets (other than de minimis seed capital, which shall be paid out in redemption of the Initial Shares prior to the Reorganization, pursuant to Section 4.2(q)) or liabilities, formed for the purpose of acquiring the Assets and assuming the Liabilities of the corresponding Target Fund in connection with the Reorganization and, accordingly, neither Acquiring Fund has prepared books of account and related records or financial statements or issued any shares except those issued in a private placement to TCW or its affiliate to secure any required initial shareholder approvals;

(h) As of the Closing Date, no federal, state or other Tax Returns of either Acquiring Fund will have been required by law to have been filed, and no Taxes will be due by either Acquiring Fund. As of the Closing Date, neither Acquiring Fund will have been required to pay any assessments and neither Acquiring Fund will have any Tax liabilities. Consequently, as of the Closing Date, neither Acquiring Fund will be under audit by any federal, state, local or foreign Tax authority and there will have been no Tax assessment asserted with respect to either Acquiring Fund, no levies, liens or other encumbrances on either Acquiring Fund, and no waivers of the time to assess any Taxes;

(i) Each Acquiring Fund: (i) was formed for the purpose of the Reorganization, (ii) is not (and will not be as of the Closing Date) classified as a partnership, and either will timely elect to be classified as an association that is subject to tax as a corporation for federal tax purposes by filing Form 8832 with the Service or will be as of the Closing Date a “publicly traded partnership” (as defined in Section 7704(b) of the Code) that is treated as a corporation for federal tax purposes, (iii) has not filed any income tax return, and, subject to the accuracy of the representations and warranties in Section 4.1(m), intends to qualify and elect to be treated as a regulated investment company within the meaning of Section 851 of Subchapter M of the Code for its taxable year which includes the Closing Date, holds and has held no property other than de minimis seed capital (which shall be paid out in redemption of the Initial Shares prior to the Reorganization, pursuant to Section 4.2(q) and has never had tax attributes, and (iv) is, or will be as of the Closing Date, a “fund,” as defined in Section 851(g)(2) of the Code, that is treated as a separate corporation under Section 851(g)(1) of the Code. Neither Acquiring Fund has any earnings or profits accumulated in any taxable year in which the provisions of Subchapter M of the Code did not apply to it;

(j) The Acquiring Entity, on behalf of each Acquiring Fund, has all requisite power and authority to enter into this Agreement and to consummate the transaction contemplated herein. The execution, delivery and performance of this Agreement will have been duly authorized prior to the Closing Date by all necessary action, if any, on the part of the trustees of the Acquiring Entity, on behalf of each Acquiring Fund, and, subject to the due authorization, execution and delivery of the Agreement by the other parties thereto, this Agreement will constitute a valid and binding obligation of such Acquiring Fund, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles;

(k) The shares of each Acquiring Fund to be issued and delivered to the corresponding Target Fund, for the account of such Target Fund’s Shareholders, pursuant to the terms of this Agreement, have been duly authorized and, when so issued and delivered, will be duly and validly issued shares of such Acquiring Fund, and, upon receipt of the corresponding Target Fund’s Assets in accordance with the terms of this Agreement, will be fully paid and non-assessable by the Acquiring Entity;

(l) The Acquiring Entity has adopted and implemented written policies and procedures in accordance with Rule 38a-1 under the 1940 Act relating to each Acquiring Fund;

(m) The Acquiring Entity and each Acquiring Fund have adopted and implemented written policies and procedures related to insider trading and a code of ethics that complies with all applicable provisions of Section 17(j) of the 1940 Act and Rule 17j-1 thereunder;

(n) Neither the Acquiring Entity nor any Acquiring Fund is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code, although each may have claims against certain debtors in such a Title 11 or similar case;

(o) Neither Acquiring Fund has any unamortized or unpaid organizational fees or expenses for which it does not expect to be reimbursed by TCW or its affiliates;

(p) There is no plan or intention for either Acquiring Fund to be dissolved or merged into another business or statutory trust or a corporation or any “fund” thereof (as defined in Section 851(g)(2) of the Code) following each Reorganization;

(q) There shall be no issued and outstanding shares of either Acquiring Fund prior to the Closing Date other than a nominal number of shares (the “Initial Shares”) issued to a seed capital investor (which shall be the investment adviser of such Acquiring Fund or an affiliate thereof) to vote on the investment advisory contract and other agreements and plans as may be required by the 1940 Act and to take whatever action it may be required to take as such Acquiring Fund’s sole shareholder in connection with the Acquiring Fund’s organization. The Initial Shares will be redeemed by each Acquiring Fund prior to the Closing for the price for which they were issued, and any price paid for the Initial Shares shall at all times have been held by such Acquiring Fund in a non-interest-bearing account; and

(r) As of the effective date of the N-14 Registration Statement and the Closing Date, the information provided by the Acquiring Funds for use in the N-14 Registration Statement, including the documents contained or incorporated therein by reference will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading; provided, however, that the representations and warranties in this subparagraph shall not apply to statements in or omissions from the N-14 Registration Statement made in reasonable reliance upon and in conformity with information that was furnished by the Target Funds for use therein.

4.3. With respect to each Reorganization, the Target Entity, on behalf of each Target Fund, and the Acquiring Entity, on behalf of each Acquiring Fund, represents and warrants as follows:

(a) The fair market value of each Acquiring Fund’s shares that each shareholder of the corresponding Target Fund receives will be approximately equal to the fair market value of such Target Fund’s shares that such shareholders actually or constructively surrender in exchange therefor;

(b) The fair market value of the Assets will equal or exceed the Liabilities to be assumed by the Acquiring Fund and those to which the Assets are subject;

(c) No expenses incurred by either Target Fund or on its behalf in connection with the Reorganization will be paid or assumed by the corresponding Acquiring Fund or any other third party unless those expenses are solely and directly related to the Reorganization (determined in accordance with the guidelines set forth in Rev. Rul. 73-54, 1973-1 C.B. 187) (“Reorganization Expenses”), and no cash or property other than an Acquiring Fund’s shares will be transferred to the corresponding Target Fund or any of its shareholders with the intention that it be used to pay any expenses (even Reorganization Expenses) thereof; and

(d) Immediately following consummation of each Reorganization, other than shares of an Acquiring Fund issued to TCW or its affiliate representing de minimis assets related to such Acquiring Fund’s formation or maintenance of its legal status, (1) the shareholders of each Acquiring Fund will own all such Acquiring Fund’s shares and will own those shares solely by reason of their ownership of the corresponding Target Fund’s shares immediately before the Reorganization; (2) each Acquiring Fund will hold the same assets and will be subject to the same liabilities that the corresponding Target Fund held or was subject to immediately before the Reorganization; and (3) the amount of all distributions (other than regular, ordinary-course dividends) either Target Fund will make immediately preceding the Reorganization, will, in the aggregate, constitute less than 1% of its net assets.

5.	COVENANTS OF THE ACQUIRING ENTITY AND THE TARGET ENTITY

5.1. With respect to each Reorganization:

(a) Each Target Fund will (i) operate its business in the ordinary course and substantially in accordance with past practice between the date hereof and the Closing Date, it being understood that, with respect to each Target Fund, such ordinary course of business may include purchases and sales of portfolio securities and other instruments, sales and redemptions of such Target Fund’s shares, and the declaration and payment of customary dividends and distributions, and any other distribution that may be advisable, and (ii) use its reasonable best efforts to preserve intact its business organization and material assets and maintain the rights, franchises and business and customer relations necessary to conduct the business operations of such Target Fund in the ordinary course in all material respects. Each Acquiring Fund shall take such actions as are customary to the organization of a new series prior to its commencement of operations. No party shall take any action that would, or would reasonably be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect.

(b) The parties hereto shall cooperate in preparing, and the Acquiring Entity shall file with the Commission, a registration statement on Form N-14 under the 1933 Act, which shall properly register each Acquiring Fund’s shares to be issued in connection with the Reorganization and include a prospectus/information statement (the “N-14 Registration Statement”). If at any time prior to the Closing Date a party becomes aware of any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements made not misleading in light of the circumstances under which they were made in respect of the N-14 Registration Statement, such party shall notify each other party, and the parties shall cooperate in promptly preparing and filing with the Commission and, if appropriate, distributing to shareholders appropriate disclosure with respect to the item.

(c) The Acquiring Entity shall file the N-14 Registration Statement with the Commission and use its best efforts to provide that the N-14 Registration Statement becomes effective as promptly as practicable.

(d) The Target Entity, on behalf of each Target Fund, agrees to mail or otherwise deliver (e.g., by electronic means consistent with applicable regulations governing their use) to its shareholders of record entitled to receipt of the prospectus/information statement, in sufficient time to comply with requirements of the 1934 Act, the proxy prospectus/information statement contained in the N-14 Registration Statement and other documents as are necessary.

(e) Each Target Fund covenants that the corresponding Acquiring Fund’s shares to be issued pursuant to this Agreement are not being acquired for the purpose of making any distribution thereof, other than in accordance with the terms of this Agreement.

(f) The Target Entity will assist the Acquiring Funds in obtaining such information as the Acquiring Funds reasonably request concerning the beneficial ownership of the Target Funds’ shares, and will assist the Acquiring Funds in obtaining copies of any books and records of the Target Funds from their service providers reasonably requested by the Acquiring Entity.

(g) Subject to the provisions of this Agreement, each Acquiring Fund and each Target Fund will take, or cause to be taken, all action, and do or cause to be done all things, reasonably necessary, proper or advisable to consummate and make effective the transaction contemplated by this Agreement.

(h) As soon as is reasonably practicable after the Closing, each Target Fund will make one or more distributions to its shareholders consisting of the shares of the corresponding Acquiring Fund received at the Closing, as set forth in Section 1.1(d) hereof.

(i) Each Acquiring Fund and the corresponding Target Fund shall each use their reasonable best efforts prior to Closing to fulfill or obtain the fulfillment of the conditions precedent to effect the transaction contemplated by this Agreement.

(j) Each Target Fund shall, from time to time, as and when reasonably requested by the corresponding Acquiring Fund, execute and deliver or cause to be executed and delivered all such assignments and other instruments, and will take or cause to be taken such further action, as such Acquiring Fund may reasonably deem necessary or desirable in order to vest in and confirm such Acquiring Fund’s title to and possession of all the Assets and otherwise to carry out the intent and purpose of this Agreement.

(k) Each Acquiring Fund shall, from time to time, as and when reasonably requested by the corresponding Target Fund, execute and deliver or cause to be executed and delivered all such assumption agreements and other instruments, and will take or cause to be taken such further action, as such Target Fund may reasonably deem necessary or desirable in order for the applicable Acquiring Fund to assume the corresponding Target Fund’s Liabilities and otherwise to carry out the intent and purpose of this Agreement.

(l) Each Acquiring Fund will use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, 1934 Act, the 1940 Act and such of the state blue sky or securities laws as may be necessary in order to continue its operations after the Closing Date.

(m) Each Target Fund will provide a statement of any capital loss carryovers, for U.S. federal income tax purposes, of such Target Fund, as of the most recent Tax year end of such Target Fund.

(n) It is the intention of the parties that each Reorganization will qualify as a reorganization described in Section 368(a)(1)(F) of the Code. None of the parties to this Agreement shall take any action or cause any action to be taken (including, without limitation the filing of any Tax Return) that is inconsistent with such treatment or results in the failure of a Reorganization to qualify as a reorganization described in Section 368(a)(1)(F) of the Code.

(o) Prior to the Closing, each Target Fund (i) shall consolidate its outstanding share classes into a single class (a “Share Class Consolidation”) so that it has a single class of shares outstanding and so that each holder of that single class of shares holds shares of that single class immediately after the Share Class Consolidation with an aggregate value equal to the aggregate value of any shares of the Target Fund held immediately prior to the Share Class Consolidation, and (ii) following the Share Class Consolidation (but, for the avoidance of doubt, prior to the Closing), shall redeem all fractional shares of the Target Fund outstanding on the records of the Target Fund’s transfer agent.

6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE TARGET ENTITY

6.1. With respect to each Reorganization, the obligations of the Target Entity, on behalf of each Target Fund, to consummate the transaction provided for herein shall be subject to the satisfaction, or at the Target Entity’s election, the Target Entity’s waiver, of the following conditions:

(a) All representations and warranties of the Acquiring Funds and the Acquiring Entity contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transaction contemplated by this Agreement, as of the Closing Time, with the same force and effect as if made on and as of the Closing Time;

(b) The Acquiring Entity and each Acquiring Fund shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by the Acquiring Entity and each Acquiring Fund, on or before the Closing Time;

(c) Each Target Fund and the corresponding Acquiring Fund shall have agreed on the number of shares of such Acquiring Fund to be issued in connection with the Reorganization after such number has been calculated in accordance with Section 1.1 hereto; and

(d) As of the Closing Date, there shall have been no material change in the investment objectives, policies and restrictions or any increase in the investment management fee rate or other fee rates that either Acquiring Fund is contractually obligated to pay for services provided to such Acquiring Fund from those described in the N-14 Registration Statement.

7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRING ENTITY

7.1. With respect to each Reorganization, the obligations of the Acquiring Entity, on behalf of each Acquiring Fund, to consummate the transaction provided for herein shall be subject to the satisfaction, or at the Acquiring Entity’s election, each Acquiring Fund’s waiver, of the following conditions:

(a) All representations and warranties of the Target Entity and each Target Fund contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transaction contemplated by this Agreement, as of the Closing Time, with the same force and effect as if made on and as of the Closing Time;

(b) The Target Entity and each Target Fund shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by the Target Entity and each Target Fund, on or before the Closing Time;

(c) Each Target Fund and the corresponding Acquiring Fund shall have agreed on the number of shares of such Acquiring Fund to be issued in connection with the Reorganization after such number has been calculated in accordance with Section 1.1 hereto;

(d) As of the Closing Date, there shall have been no material change in the investment objectives, policies and restrictions or any increase in the investment management fee rate or other fee rates that either Target Fund is contractually obligated to pay for services provided to such Target Fund from those described in the N-14 Registration Statement.

8.	FURTHER CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRING ENTITY AND THE TARGET ENTITY

8.1. The Agreement and transactions contemplated herein shall have been approved by the board of directors/trustees of the Target Entity and the board of trustees of the Acquiring Entity. Notwithstanding anything herein to the contrary, neither the Target Funds nor the Acquiring Funds may waive the conditions set forth in this Section 8.1;

8.2. On the Closing Date, no action, suit or other proceeding shall be pending or, to the Target Entity’s or the Acquiring Entity’s knowledge, threatened before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein;

8.3. All consents of other parties and all other consents, orders and permits of federal, state and local regulatory authorities deemed necessary by either Acquiring Fund or Target Fund to permit consummation, in all material respects, of the transaction contemplated hereby shall have been obtained, except where failure to obtain any such consent, order or permit would not result in a material adverse effect on the corresponding Acquiring Fund or Target Fund, provided that any party hereto may for itself waive any of such conditions;

8.4. The N-14 Registration Statement shall have become effective under the 1933 Act and no stop orders suspending the effectiveness thereof shall have been issued and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act;

8.5. With respect to each Reorganization, the Acquiring Entity and the Target Entity shall have received the opinion of Ropes & Gray LLP, counsel to the Acquiring Entity, dated as of the Closing Date and addressed to the Acquiring Entity and the Target Entity, in a form satisfactory to them, substantially to the effect that, based upon certain facts, qualifications, certifications, representations and assumptions, for federal income tax purposes:

(a) Each Reorganization will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and each of the Target Funds and the corresponding Acquiring Funds will be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

(b) No gain or loss will be recognized by either Target Fund upon the transfer of all its Assets to the corresponding Acquiring Fund solely in exchange for shares of such Acquiring Fund and the assumption by each Acquiring Fund of all the Liabilities of the corresponding Target Fund, or upon the distribution of the shares of such Acquiring Fund to the corresponding Target Fund Shareholders;

(c) The tax basis in the hands of each Acquiring Fund of each Asset transferred from the corresponding Target Fund to such Acquiring Fund in the Reorganization will be the same as the tax basis of such Asset in the hands of the corresponding Target Fund immediately prior to the transfer thereof;

(d) The holding period in the hands of each Acquiring Fund of each Asset transferred from the corresponding Target Fund to such Acquiring Fund in the Reorganization will include the applicable Target Fund’s holding period for such Asset (except where investment activities of such Acquiring Fund have the effect of reducing or eliminating the holding period with respect to an asset);

(e) No gain or loss will be recognized by either Acquiring Fund upon its receipt of all the Assets of the corresponding Target Fund solely in exchange for shares of such Acquiring Fund and the assumption by such Acquiring Fund of all the Liabilities of the applicable Target Fund as part of the Reorganization;

(f) No gain or loss will be recognized by any Target Fund Shareholders upon the exchange of their shares of either Target Fund for shares of the corresponding Acquiring Fund as part of the Reorganization (except with respect to cash received by such Target Fund Shareholders in redemption of fractional shares prior to the Reorganization);

(g) The aggregate tax basis of the shares of either Acquiring Fund that the corresponding Target Fund Shareholder receives in the Reorganization will be the same as the aggregate tax basis of the shares of the corresponding Target Fund exchanged therefor;

(h) Each Target Fund Shareholder’s holding period for the shares of the corresponding Acquiring Fund received in the Reorganization will include such Target Fund Shareholder’s holding period for the shares of the Target Fund exchanged therefor, provided that such Target Fund Shareholder held such shares of the Target Fund as capital assets on the date of the exchange; and

(i) Each Acquiring Fund will succeed to and take into account the items of the corresponding Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Regulations thereunder.

Notwithstanding anything herein to the contrary, neither the Acquiring Entity nor the Target Entity may waive the conditions set forth in this Section 8.5.

The opinion will be based on the Agreement, certain factual certifications made by officers of the Target Entity and the Acquiring Entity, and such other items as Ropes & Gray LLP deems necessary to render the opinion and will also be based on customary assumptions.

9.	BROKERAGE FEES AND EXPENSES

9.1. The parties hereto represent and warrant to each other that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein.

9.2. Except as otherwise provided herein, TCW will bear 100% of the expenses relating to each Reorganization whether or not the Reorganization is consummated. The costs of the Reorganization shall include, but not be limited to, costs associated with obtaining any necessary order of exemption from the 1940 Act, if any, terminating any existing agreements or contracts to which the Target Entity is a party (including any penalties payable in connection with such termination), preparation, printing and distribution of the N-14 Registration Statement for each Reorganization (including the prospectus/information statement contained therein) and any supplements to each Target Fund’s current prospectus and statement of additional information, fees of legal counsel to the Acquiring Funds and legal counsel to the trustees of the Acquiring Entity who are not “interested persons” of the Acquiring Entity as defined in the 1940 Act, and accounting fees. Any applicable transfer fees, stamp duty, brokerage commissions and other transaction costs relating to the (i) transfer of securities from a Target Fund to the corresponding Acquiring Fund at the time of the Reorganization and (ii) the sale and purchase of securities in any foreign markets that do not permit the in-kind transfer of securities shall be borne by the applicable Target Fund. Any fees of legal counsel to the Target Funds and legal counsel to the directors/trustees of the Target Entity who are not “interested persons” of the Target Entity as defined in the 1940 Act shall be borne by the Target Funds. Notwithstanding the foregoing, expenses of each Reorganization will in any event be paid by the party directly incurring such expenses if and to the extent that the payment by another person of such expenses would result in a failure by a Target Fund or Acquiring Fund to qualify for treatment as a regulated investment company within the meaning of Section 851 of the Code or would prevent a Reorganization from qualifying as a “reorganization” described in Section 368(a)(1)(F) of the Code or otherwise result in the imposition of tax on either a Target Fund or Acquiring Fund or on any of their respective shareholders.

10.	TAX MATTERS

In addition to each Target Fund’s obligations with respect to Tax Returns described in Section 4.1(q) above, if a federal, state or other Tax Return of a Target Fund with respect to a Target Fund’s taxable year ending on or before the Closing Date (each, a “Pre-Closing Tax Return”) is due after the Closing Date (after giving effect to any properly made extension), the Target Entity shall prepare (or cause to be prepared) such Pre-Closing Tax Return in such a manner so that the Tax Return is true, correct and complete. In addition, no later than thirty (30) days prior to such a Pre-Closing Tax Return’s due date (after giving effect to any properly made extension), (i) the Target Entity shall provide the corresponding Acquiring Fund with a copy of such Pre-Closing Tax Return, as proposed to be filed with the applicable tax authority, and notify that Acquiring Fund of any Taxes or other fees or assessments (if any) proposed to be shown as due and payable on said Pre-Closing Tax Return, and (ii) the Target Entity shall make any changes to such Pre-Closing Tax Return as the corresponding Acquiring Fund may reasonably request, including, but not limited to, in respect of the amount of any Taxes or other fees or assessments (if any) proposed to be shown as due and payable on such Pre-Closing Tax Return and the amount of any “spillback” dividend election proposed to be made pursuant to Section 855 of the Code, provided any such changes are agreed to by the corresponding Target Fund. The Target Entity will timely file any such Pre-Closing Tax Return with the applicable tax authority, and pay (or cause to be paid) any and all Taxes or other fees or assessments shown to be due and payable on any such Pre-Closing Tax Return. The Acquiring Entity shall prepare (or cause to be prepared) any federal, state or other Tax Return of a Target Fund or Acquiring Fund with respect to a Target Fund’s or Acquiring Fund’s taxable year ending after the Closing Date.

11.	COOPERATION AND EXCHANGE OF INFORMATION

With respect to each Reorganization, prior to the Closing and for a reasonable time thereafter, the Target Entity and the Acquiring Entity will provide each other and their respective representatives with such cooperation, assistance and information as is reasonably necessary (i) for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment, or (ii) for any financial accounting purpose. Each such party or their respective agents will retain until the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) has expired all returns, schedules and work papers and all material records or other documents relating to Tax matters and financial reporting of Tax positions of each Target Fund and Acquiring Fund for its taxable period first ending after the Closing of the Reorganization and for all prior taxable periods for which the statute of limitation had not run at the time of the Closing, provided that the Target Entity shall not be required to maintain any such documents that it has delivered to the relevant Acquiring Fund.

12.	INDEMNIFICATION

12.1. With respect to each Reorganization, the Acquiring Entity, out of the assets of the Acquiring Funds, agrees to indemnify and hold harmless the Target Entity and each of the Target Entity’s officers and directors/trustees from and against any and all losses, claims, damages, liabilities or expenses (including, without limitation, the payment of reasonable legal fees and reasonable costs of investigation) to which, jointly and severally, the Target Entity or any of its directors/trustees or officers may become subject, insofar as such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on any breach by the Acquiring Entity, on behalf of each Acquiring Fund, of any of its representations, warranties, covenants or agreements set forth in this Agreement. This indemnification obligation shall survive the termination of this Agreement and the closing of each Reorganization.

12.2. With respect to each Reorganization, the Target Entity, out of the assets of the Target Funds, agrees to indemnify and hold harmless the Acquiring Entity and its officers and trustees from and against any and all losses, claims, damages, liabilities or expenses (including, without limitation, the payment of reasonable legal fees and reasonable costs of investigation) to which, jointly and severally, the Acquiring Entity or any of its trustees or officers may become subject, insofar as such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on any breach by the Target Entity, on behalf of each Target Fund, of any of its representations, warranties, covenants or agreements set forth in this Agreement. This indemnification obligation shall survive the termination of this Agreement and the closing of each Reorganization.

13.	ENTIRE AGREEMENT; SURVIVAL OF WARRANTIES AND COVENANTS

13.1. Each party agrees that no party has made any representation, warranty or covenant not set forth herein and that this Agreement constitutes the entire agreement between the parties.

13.2. The covenants to be performed after the Closing shall survive the Closing. The representations, warranties and all other covenants contained in this Agreement or in any document delivered pursuant hereto or in connection herewith shall not survive the consummation of the transactions contemplated hereunder.

13.3. The failure of any Target Fund or Acquiring Fund to consummate its Reorganization shall not affect the consummation or validity of the Reorganization with respect to any other Target Fund or Acquiring Fund, and the provisions of this Agreement shall be construed to effect this intent.

14.	TERMINATION

14.1. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date by: (i) resolution of either the board of trustees of the Acquiring Entity or the board of directors/trustees of the Target Entity if circumstances should develop that, in the opinion of that board, make proceeding with the Agreement not in the best interests of the shareholders of an Acquiring Fund or a Target Fund, respectively; (ii) mutual agreement of the parties; (iii) either the Acquiring Entity or the Target Entity if the Closing shall not have occurred on or before [               ], 2024; unless such date is extended by mutual agreement of the Acquiring Entity and the Target Entity; or (iv) any party if one or more other parties shall have materially breached its obligations under this Agreement or made a material misrepresentation herein or in connection herewith which would render a condition set forth in this Agreement unable to be satisfied. In the event of any such termination, this Agreement shall become void and there shall be no liability hereunder on the part of any party or their respective trustees, directors or officers, except for (a) any such material breach or intentional misrepresentation or (b) the parties’ respective obligations under Sections 9.2 and 12, as to each of which all remedies at law or in equity of the party adversely affected shall survive.

14.2. If any order of the Commission with respect to the Agreement shall be issued prior to the Closing that imposes any term or condition that is determined by action of the board of directors/trustees of the Target Entity to be acceptable, such term or condition shall be binding as if it were a part of the Agreement without a vote or approval of the shareholders of the Target Funds.

15.	AMENDMENT

This Agreement may be amended, modified or supplemented in a writing signed by the parties hereto to be bound by such amendment; provided, however, that following dissemination of the proxy statement/prospectus, no such amendment may have the effect of changing the provisions for determining the number of shares of an Acquiring Fund to be issued to the shareholders of the corresponding Target Fund under this Agreement to the detriment of such shareholders without their approval.

16.	NOTICES

Any notice, report, statement or demand required or permitted by any provisions of this Agreement shall be in writing and shall be given by facsimile, electronic delivery, personal service or prepaid or certified mail addressed to:

For the Target Entity:

Metropolitan West Funds

515 South Flower Street

Los Angeles, CA 90071

TCW Funds, Inc.

515 South Flower Street

Los Angeles, CA 90071

For the Acquiring Entity:

TCW ETF Trust

515 South Flower Street

Los Angeles, CA 90071

17.	HEADINGS; GOVERNING LAW; COUNTERPARTS; ASSIGNMENT; LIMITATION OF LIABILITY

17.1. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

17.2. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of laws.

17.3. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

17.4. This agreement may be executed in any number of counterparts, each of which shall be considered an original. The execution and delivery of this Agreement may occur by facsimile or by email in portable document format (PDF) or by other means of electronic signature and electronic transmission, including DocuSign or other similar method, and originals or copies of signatures executed and delivered by such methods shall have the full force and effect of the original signatures.

17.5. The Target Entity is a [Maryland corporation / Delaware statutory trust] organized in series of which each Target Fund constitutes one such series. With respect to each Reorganization, the Target Entity is executing this Agreement on behalf of each Target Fund only. It is expressly agreed that there is a limitation on liability of each series such that (a) the debts, liabilities, obligations and expenses incurred, contracted or otherwise existing with respect to each Target Fund are enforceable against the assets of such Target Fund only, and not against the assets of the Target Entity generally or the assets of any other series thereof, and (b) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Target Entity generally or with respect to any other series thereof are enforceable against the assets of either Target Fund.

17.6. The Acquiring Entity is a Delaware statutory trust organized in series of which each Acquiring Fund constitutes one such series. With respect to each Reorganization, the Acquiring Entity is executing this Agreement on behalf of each Acquiring Fund only. It is expressly agreed that there is a limitation on liability of each series such that (a) the debts, liabilities, obligations and expenses incurred, contracted or otherwise existing with respect to each Acquiring Fund are enforceable against the assets of such Acquiring Fund only, and not against the assets of the Acquiring Entity generally or the assets of any other series thereof, and (b) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Acquiring Entity generally or with respect to any other series thereof are enforceable against the assets of either Acquiring Fund.

17.7. It is expressly agreed that the obligations of the parties hereunder shall not be binding upon any of their respective trustees or directors, shareholders, nominees, officers, agents, or employees personally, but, except as provided in Sections 9.2, 12.1 and 12.2 hereof, shall bind only the property of the Target Funds or the Acquiring Funds as provided in the Governing Documents of the Target Entity or the Acquiring Entity, respectively. The execution and delivery by such officers shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of such party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be approved on behalf of each Acquiring Fund and Target Fund.

TCW Funds, Inc., on behalf of TCW High Yield Bond Fund		Metropolitan West Funds, on behalf of Metropolitan West Floating Rate Income Fund and Metropolitan West Investment Grade Credit Fund

By:		By:
	Name:		Name:
	Title:		Title:

TCW ETF Trust, on behalf of TCW Senior Loan ETF, TCW Investment Grade Credit ETF, TCW High Yield Bond ETF		TCW Investment Management Company LLC

By:		By:
	Name:		Name:
	Title:		Title:

SCHEDULE A

Target Funds		Acquiring Funds
TCW High Yield Bond Fund	à	TCW High Yield Bond ETF
Metropolitan West Floating Rate Income Fund	à	TCW Senior Loan ETF
Metropolitan West Investment Grade Credit Fund	à	TCW Investment Grade Credit ETF

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